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                                                                     EXHIBIT 2.2


                               EXCHANGE AGREEMENT

         This EXCHANGE AGREEMENT, dated as of November ___, 1997 (the "Agreement"), by and between American Healthcorp, Inc., a Delaware corporation ("AHC"), and AmSurg Corp., a Tennessee corporation ("AmSurg").


                                 WITNESSETH:


         WHEREAS, AHC and AmSurg are parties to an Amended and Restated Distribution Agreement, dated as of November ___, 1997 (the "Distribution Agreement"), pursuant to which AmSurg has agreed to undertake a recapitalization converting each three outstanding shares of common stock, without par value, of AmSurg into one share of Class A Common Stock, without par value (the "Class A Common Stock") as provided in the Distribution Agreement and authorizing a new class of common stock having certain voting and other rights as described in the Distribution Agreement (the "Class B Common Stock"); and

         WHEREAS, pursuant to the Distribution Agreement, AmSurg has agreed, subject to the satisfaction of certain terms and conditions, to issue shares of Class B Common Stock to AHC on the Distribution Date (as defined in the Distribution Agreement) in exchange for a portion of the shares of Class A Common Stock then owned by AHC.


         NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein and in the Distribution Agreement, the parties hereto hereby agree as follows:

         1. The Exchange. On the Distribution Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.2 of the Distribution Agreement and the completion of the Recapitalization:


                 a. AHC will deliver to AmSurg [4,787,131] shares of Class A Common Stock of AmSurg, free and clear of any security interest, lien, mortgage, encumbrance or other interest of third parties of any kind; and

                 b.       in exchange for the shares delivered pursuant to
         Section 1(a) above, AmSurg will issue to AHC [4,787,131] shares of Class B Common Stock.


All of the shares of Class B Common Stock issued to AHC will, when issued to AHC as provided herein, be duly authorized, validly issued, fully paid and nonassessable.

         2.      Defined Terms.   Terms defined in the Distribution Agreement
and used herein will have the meanings provided in the Distribution Agreement. The term "AmSurg" will include the surviving corporation in any merger entered into to effect the Recapitalization.

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         IN WITNESS WHEREOF, the parties hereto have caused  this Exchange
Agreement to be duly executed and delivered as of the date first above written.



                                        AMERICAN HEALTHCORP, INC.


                                        By:
                                           -----------------------------------


                                        AMSURG CORP.


                                        By:
                                           -----------------------------------